Exhibit 10.1

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

THIS SEVERANCE AND CHANGE IN CONTROL AGREEMENT (this “Agreement”), effective as of May 23, 2022 is by and between WHITESTONE REIT, a Maryland real estate trust (the “Company”), and DAVID K. HOLEMAN (the “Employee”). The Company and the Employee are sometimes collectively referred to herein as the “Parties.”

WHEREAS, Employee and Company previously executed the Employment Agreement dated August 29, 2014 and the Amendment to Employment Agreement dated February 10, 2021 (collectively, the “Previous Agreements”); and

WHEREAS, Employee and Company desire to amend and restate the Previous Agreements in their entirety; and the Previous Agreements shall be null and void and no longer in effect; and

WHEREAS, to induce the Employee to serve (or continue to serve) as an officer of the Company, the Company and the Employee desire to enter into this Severance and Change in Control Agreement (the “Agreement”); and

WHEREAS, the Parties agree that the restrictive covenants underlying certain of the Employee’s obligations under this Agreement are necessary to protect the goodwill or other business interests of the Whitestone Entities (as defined herein) and that such restrictive covenants do not impose a greater restraint than is necessary to protect such goodwill or other business interests.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, including the Employee’s agreement to serve (or continue to serve) as an officer of the Company, and the restrictive covenants contained herein, the Employee and the Company agree as follows:

1.        Definitions. The following words, when capitalized in this Agreement, shall have the meanings ascribed below.

(a)       “Affiliate” shall have the meaning given to such term in Rule 12b‑2 of the General Rules and Regulations of the Exchange Act.

(b)       “Average Annual Cash Bonus” means the average of the annual cash bonus, if any, awarded to the Employee with respect to the three (3) fiscal years prior to the Termination Date (or the period of the Employee’s employment, if shorter).

(c)       “Board” means the Board of Directors of the Company.

(d)      “Cause” means the termination of the Employee’s employment with the Company and all Whitestone Entities by action of the Board or its delegate for one or more of the following reasons:

(i)    The Employee fails to devote the time and effort required for the Employee to perform the Employee’s duties hereunder;

(ii)    The Employee is convicted of a felony involving moral turpitude;

(iii)    The Employee engages in acts in violation of the confidentiality provisions of Section 9 of this Agreement; or

(iv)    The Employee willfully, wantonly, and without approval of the Board (including, for this purpose, the Board of any successor to the Company) takes any action that the Employee knows to be materially adverse to the interest of the Company and its shareholders, collectively.

However, if any failure on the Employee’s part referred to in clause (i) or (ii) of the foregoing definition of Cause is curable, Cause shall not be deemed to exist for purposes of terminating the Employee’s employment unless the Company first gives the Employee written notice specifying the nature of the failure and the steps that the Employee must take to cure the failure, and the Employee fails to take those steps within 30 days after the notice is given.

(e)      “Change in Control” shall have the meaning given to it in the Equity Incentive Plan. Notwithstanding any other provision of this Agreement, with respect to any payments or benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, a Change in Control shall not constitute a payment or settlement event with respect to such payments or benefits, or an event that otherwise changes the timing of payment or settlement of such payments or benefits, unless the Change in Control also constitutes an event described in Section 409A(a)(2)(v) of the Code and the regulations thereto. For the avoidance of doubt, this paragraph shall have no bearing on the Employee’s entitlement to receive any such payments or benefits under this Agreement that are otherwise payable but for Section 409A of the Code.

(f)       “Change in Control Period” means the period commencing on the date of the Change in Control and ending on the first anniversary thereof.

(g)       “Code” means the Internal Revenue Code of 1986, as amended. References to a specific section of the Code shall include the rules or regulations promulgated thereunder and any successor provisions.

(h)      “Disability” has the meaning given in the Company’s long‑term disability plan or policy (regardless of whether the Employee is covered thereby) or, if no such plan or policy is in place, then “Disability” means the Company’s determination that the Employee has been unable to substantially perform the Employee’s duties, due to a medically‑determinable physical or mental incapacity, for one‑hundred eighty (180) consecutive days.

(i)        “Equity Incentive Plan” means the Company’s 2018 Long-Term Equity Incentive Ownership Plan, as it may be amended from time to time.

(j)        “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to a specific section of the Exchange Act shall include the rules or regulations promulgated thereunder and any successor provisions.

(k)      “General Release” means an agreement whereby the Employee (i) releases all claims against the Whitestone Entities relating to the Employee’s employment and termination thereof, and (ii) agrees to continue to comply with, and be bound by, the provisions of Section 9 hereof. Such General Release shall contain only customary provisions, including customary exclusions, and may not impose any additional post‑termination obligations or restrictions on Executive that are not already expressly described herein. In addition, such release shall not require a release of the Employee’s right to indemnification under law, the Company’s governance documents, or any indemnification agreement that may be in effect for the benefit of such Employee.

(l)        “Good Reason” means the occurrence of one of the following without the Employee’s prior written consent, provided that the procedures described herein are followed:

(i)    The Employee’s base salary is materially reduced (defined as a 10% or more reduction);

(ii)    The criteria for determining the Employee’s annual bonus payment results in a potential annual bonus that is materially reduced (defined as a 10% or more reduction);

(iii)    The Employee’s benefits are materially reduced (defined as a 10% or more reduction), or the Company fails to provide equity awards granted pursuant to award agreements and/or the Company’s 2018 Long Term Equity Incentive Ownership Plan;

(iv)    The Employee is removed from any of his offices or responsibilities or his duties with the Company are otherwise reduced to such an extent that results in a material reduction of the Employee’s authority commensurate with his duties to the Company; or

(v)    The Employee’s principal place of employment for the Company is materially relocated (defined as a 25 mile or more relocation) and, as a result, the Employee is required to relocate.

To invoke a termination for Good Reason, the Employee shall provide a Termination Notice to the Company within 90 days following the Employee’s knowledge of the initial existence of one or more of the conditions described in subsections (i) through (v) giving rise to Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the asserted condition or conditions. If the Company does not cure the asserted condition within the Cure Period, then the Employee’s Termination Date will occur on the day immediately following the end of the Cure Period. If the Company cures the asserted condition or conditions within such thirty (30) day Cure Period, then the Employee will be deemed to have withdrawn the notice of termination effective as of the date the cure is affected.

(m)     “Medical Benefits” shall mean the monthly fair market value of benefits provided to the Employee and the Employee’s dependents under the major medical, dental and vision benefit plans sponsored and maintained by the Company, at the level of coverage in effect for such persons immediately prior to the Employee’s Termination Date. The “monthly fair market value” of such benefits shall be equal to the monthly cost as if such persons elected COBRA continuation coverage at such time at their own expense.

(n)       “Person” means a “person” as used in Sections 3(a)(9) and 13(d) of the Exchange Act.

(o)      “Termination Date” means the date the Employee’s employment terminates with all Whitestone Entities, which shall generally be the date the party initiating the termination provides notice of termination to the other, provided that if the Employee’s employment is terminated by the Company for Cause, then Termination Date means the date of receipt of the Notice of Termination or any later date specified therein (subject to the requirements of this Agreement in connection with such termination), and if the Employee’s employment is terminated by the Employee for Good Reason, then Termination Date means the day following the expiration of the Cure Period.

(p)       “Termination Notice” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) specifies in reasonable details the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date

(q)      “Whitestone Entities” means the Company, any of its Affiliates, and any other entities that along with the Company is considered a single employer pursuant to Code Section 414(b) or (c) and the Treasury regulations promulgated thereunder, determined by applying the phrase “at least 50 percent” in place of the phrase “at least 80 percent” each place it appears in such Treasury regulations or Code Section 1563(a).

2.        Term of the Agreement. The term of this Agreement shall begin on the date hereof and end on the third anniversary hereof, and thereafter shall automatically renew for successive one (1) year terms unless either party delivers written notice of non‑renewal to the other party at least ninety (90) days prior to the end of the then current term; provided, however, that if a Change in Control has occurred during the original or any extended term (including any extension resulting from a prior Change in Control), the term of the Agreement shall end no earlier than twenty‑four (24) calendar months after the end of the calendar month in which the Change in Control occurs.

3.        Severance. If the Company terminates Employee’s employment without Cause or the Employee terminates the Employee’s employment for Good Reason, the Company shall pay to the Employee, in cash, the following:

(a)      Termination Occurring Other than During Change in Control Period. If such termination occurs other than during the Change in Control Period, then the Company shall pay, or cause to be paid, the Employee:

(i)    the sum of (A) any accrued but unpaid Base Salary and accrued but unused vacation, which shall be paid on the pay date immediately following the date of the Employee’s termination in accordance with the Company’s normal payroll practices, (B) any unreimbursed business expenses which were properly incurred before the Termination Date at the time such amount would normally be paid under the Company’s expense reimbursement policy, and (C) any earned but unpaid annual bonus with respect to any completed fiscal year of the Company ending immediately preceding the Employee’s Termination Date, which shall be paid on the otherwise applicable payment date for such bonus (collectively, the “Accrued Benefits”); and

(ii)    subject to subsection (d) below, an amount equal to the sum of (A) eighteen (18) months of the Employee’s base monthly salary in effect on the Employee’s Termination Date, (B) one-hundred fifty percent (150%) of the Employee’s Average Annual Cash Bonus, and (C) eighteen (18) months of the Employee’s Medical Benefits. Payment shall be made in a lump sum as soon as practicable following the later of the Employee’s Termination Date and the effective date of the General Release.

In addition to the above, all equity awards granted to the Employee pursuant to the Equity Incentive Plan shall become fully vested, at the higher of: (i) target vesting (100%); or (ii) performance vesting based on the level of achievement obtained under the Equity Incentive Plan’s criteria for the equity awards at the time of termination.

(b)      Termination Occurring During the Change in Control Period. If such termination occurs during the Change in Control Period, then the Company shall pay the Employee (in lieu of any amount to be paid pursuant to Section 3(a) above):

(i)    The Accrued Benefits (as defined in Section 3(a)(i) above), with each amount to be paid out at the times set forth in Section 3(a) above; and

(ii)    Subject to subsection (d) below, a pro-rated annual bonus for the fiscal year in which the Termination Date occurs based on the higher of Employee’s Average Annual Cash Bonus and the Employee’s target annual bonus for the year in which the Termination Date occurs (or, if the target has not yet been set or has been reduced from that in effect prior to the Change in Control, the target bonus as was in effect immediately prior to the Change in Control). In either case the pro-rated amount shall be calculated by multiplying the applicable amount by a fraction, the numerator of which is the total number of days between the first day of the fiscal year of the Company with respect to such annual bonus and the Termination Date, and the denominator of which is the total number of days in such fiscal year. Subject to any applicable deferral election, such payment shall be made in a lump sum as soon as practicable following the later of the Employee’s Termination Date and the effective date of the General Release; and

(iii)    Subject to subsection (d) below, an amount equal to the sum of (A) thirty (30) months of the Employee’s monthly base salary in effect on the date the Employee’s employment terminates, (B) two hundred fifty percent (250%) of the Employee’s Average Annual Cash Bonus, and (C) thirty (30) months of the Employee’s Medical Benefits. Payment shall be made in a lump sum as soon as practicable following the later of the Employee’s Termination Date and the effective date of the General Release.

In addition to the above, all equity awards granted to the Employee pursuant to the Equity Incentive Plan shall become fully vested, at the higher of: (i) target vesting (100%); or (ii) performance vesting based on the level of achievement obtained under the Equity Incentive Plan’s criteria for the equity awards at the time of termination.

(c)      Determination of Base Salary. For purposes of this Agreement, in the event there is a reduction in the Employee’s base salary that would constitute a basis for a termination for Good Reason, the base salary used for purposes of calculating the severance payable pursuant to this Section 3 shall be the amount in effect immediately prior to such reduction.

(d)      General Release. Notwithstanding any provision herein to the contrary, the Company shall have no obligation to pay any amount or provide any benefit, as the case may be, other than the Accrued Benefits under this Agreement, unless the Employee executes, delivers to the Company, and does not revoke (to the extent the Employee is allowed to do so as set forth in the General Release or pursuant to law), a General Release within sixty (60) days of the Employee’s Termination Date.

4.        Impact of Death or Disability on Entitlement to Severance.

(a)      If the Employee dies after receiving a Termination Notice from the Company that the Employee is being terminated without Cause, or after providing a Termination Notice for Good Reason, but prior to the date the Employee receives the payments and benefits described in Section 3, then the Employee’s estate, heirs and beneficiaries shall be entitled to the payments and benefits described in Section 3, no General Release will be required, and such amounts shall be paid as soon as practicable following the Employee’s death.

(b)      In no event shall a termination of the Employee’s employment due to death or Disability constitute a termination by the Company without Cause or a termination by the Employee for Good Reason.

5.        Change in Control – Excise Tax. If the Company’s legal counsel, tax advisors or accountants, as selected by the Company prior to the Change in Control, determine that any payment, benefit or transfer by the Company under this Agreement or any other plan, agreement, or arrangement to or for the benefit of the Employee (in the aggregate, the “Total Payments”) to be subject to the tax (“Excise Tax”) imposed by Code Section 4999 but for this Section 5, then, notwithstanding any other provision of this Agreement to the contrary, the Total Payments shall be delivered either (a) in full or (b) in an amount such that the value of the aggregate Total Payments that the Employee is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Employee may receive without being subject to the Excise Tax, whichever of (a) or (b) results in the receipt by the Participant of the greatest benefit on an after‑tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax). In the event that (b) results in a greater after‑tax benefit to the Employee, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (i) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (ii) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (iii) cash payments shall be reduced prior to non‑cash benefits; provided that if the foregoing order of reduction or elimination would violate Section 409A of the Code, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments). The Employee shall be entitled to receive a copy of the Company’s legal counsel, tax advisor’s or accountant’s calculations performed for purposes of this Section 5 upon request.

6.       Retention Payment. In addition to the payments set forth in this Agreement, Employee shall be entitled to receive the following retention award payment. In the event that Employee is employed with the Company on December 31, 2024, Employee is entitled to a single, lump sum payment in the amount of $375,000 (the “Retention Payment”), payable on March 15, 2025 (the “Retention Date”). Alternatively, if Employee’s employment with the Company is terminated by the Company without Cause, by the Employee for Good Reason, or due to the Employee’s death or Disability prior to December 31, 2024, (each a “Retention Trigger”), then Employee is entitled to receive the Retention Payment within sixty (60) days of the Retention Trigger. In the event Employee’s employment with the Company is terminated other than due to a Retention Trigger prior to the Retention Date, the Retention Payment shall be forfeited, and no amount shall be payable pursuant to this Section 6.

7.        Other Payments and Benefits. On any termination of employment, including, without limitation, termination due to the Employee’s death or Disability or for Cause, the Employee shall receive any accrued but unpaid salary, reimbursement of any business or other expenses incurred prior to Termination Date but for which the Employee had not received reimbursement, and any other rights, compensation and/or benefits as may be due the Employee in accordance with the terms and provisions of any agreements, plans or programs of the Company (but in no event shall the Employee be entitled to duplicative rights, compensation and/or benefits).

8.       Non‑Duplication of Benefits. It is intended that the payments and benefits provided under this Agreement are in lieu of, and not in addition to, termination or severance payments and benefits provided under any other termination or severance plans, policies or agreements, if any, of the Company; provided, however, that for clarity, the treatment of any equity awards previously received by the Employee prior to his or her Termination Date shall be addressed pursuant to the terms of separate agreements between the Employee and the Company, as applicable, and the plan and other related documents governing any such awards.

9.       Set Off; Mitigation. The obligation of the Company to pay or provide the Employee the amounts or benefits under Section 3(a) of this Agreement shall not be subject to set‑off, counterclaim or recoupment of amounts owed by the Employee to the Company. In addition, the Employee shall not be required to mitigate the amount of any payments or benefits provided to the Employee hereunder by securing other employment or otherwise, nor will such payments and/or benefits be reduced by reason of the Employee securing other employment or for any other reason.

10.      Restrictive Covenants and Availability of Services.

(a)     The Employee will not use or disclose any confidential information of any of the Whitestone Entities without the Company’s prior written consent, except in furtherance of the business of the Whitestone Entities or except as may be required by law. Additionally, and without limiting the foregoing, the Employee agrees not to participate in or facilitate the dissemination to the media or any other third party (i) of any confidential information concerning any of the Whitestone Entities or any employee of any of the Whitestone Entities, or (ii) of any damaging, defamatory or disparaging statement or information concerning any of the Whitestone Entities, their officers or directors, without the Company’s prior written consent except as may be required by law. The term “confidential information” shall mean any non‑public information relating to the business of the Whitestone Entities and, for clarity, shall not include information already in the public domain through no action or inaction of the Employee. Notwithstanding the foregoing, nothing herein prohibits Employee from cooperating with any government agency, including the National Labor Relations Board or the Equal Employment Opportunity Commission, or any similar state agency. Further, nothing herein prohibits Employee from reporting a possible violation of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency (including but not limited to the National Labor Relations Board or the Equal Employment Opportunity Commission) or Inspector General, or making other disclosures that are protected under any whistleblower provision of federal, state, or local law or regulation.

(b)     On the Termination Date, the Employee shall return to the Company all keys, equipment, identification or credit cards and all other property belonging to the Company and return or destroy all confidential information. The Employee understands that all documents and materials related to the Company’s business, including all confidential information, are the sole property of the Company and that the Employee shall not make or retain any copies thereof on any media. If requested by the Company to do so, the Employee shall certify in writing that all materials containing confidential information (and copies thereof) have been returned or destroyed.

(c)      During the Employee’s employment and during the one (1) year period after the Employee ceases to be employed by any of the Whitestone Entities, the Employee agrees that:

(i)    the Employee shall not directly or knowingly and intentionally through another party recruit, induce, solicit or assist any other Person in recruiting, inducing or soliciting (A) any other employee of any of the Whitestone Entities to leave such employment or (B) any other Person with which any of the Whitestone Entities was actively conducting negotiations for employment on the Termination Date; and

(ii)    the Employee shall not directly or indirectly as an employee, officer, director, trustee, consultant, partner, member or shareholder (other than as a passive shareholder of less than 1% of the outstanding stock of a publicly-traded company) have any interest in or perform any services in respect of any property that meets the Company’s publicly-stated definition of a Community Centered Property within a five (5) mile radius of any property then-owned by the Company.

(d)     The Parties agree that any breach of this Section 9 will result in irreparable harm to the non‑breaching party which cannot be fully compensated by monetary damages and accordingly, in the event of any breach or threatened breach of this Section 9, the non‑breaching party shall be entitled to injunctive relief. Should any provision of this Section 9 be determined by a court of law or equity to be unreasonable or unenforceable, the Parties agree that to the extent it is valid and enforceable, they shall be bound by the same, the intention of the Parties being that the Parties be given the broadest protection allowed by law or equity with respect to such provision.

11.      Survival. The provisions of this Agreement shall survive the termination of this Agreement to the extent necessary to enforce the rights and obligations described therein.

12.      Compliance with Code Section 409A.

(a)      It is intended that this Agreement shall comply with the provisions of Section 409A of the Code, or an exemption to Section 409A of the Code. Without limiting the generality of the foregoing, the Parties intend that all payments made hereunder shall qualify for either the “short‑term deferral” exception or the separation pay exception or another exception under Section 409A of the Code, and this Agreement shall be interpreted, to the maximum extent possible, consistent with such intent. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on the Employee pursuant to Section 409A of the Code. In no event may the Employee, directly or indirectly, designate the calendar year of any payment under this Agreement that is considered deferred compensation under Section 409A of the Code, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year shall be paid in the later taxable year.

(b)      Notwithstanding anything to the contrary in this Agreement, all reimbursements and in‑kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in‑kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in‑kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in‑kind benefits is not subject to liquidation or exchange for another benefit.

(c)      Notwithstanding any other provision of this Agreement to the contrary, if the Employee is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company and its Affiliates as in effect on the Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Employee under this Agreement during the six‑month period immediately following the Employee’s separation from service on account of the Employee’s separation from service shall instead be paid on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”) with interest calculated at the short‑term Applicable Federal Rate as in effect for the month in which the Termination Date occurs, to the extent necessary to prevent the imposition of tax penalties on the Employee under Section 409A of the Code. If the Employee dies prior to the Delayed Payment Date, then the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of the Employee’s death.

(d)     For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which the Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

13.      Withholding. The Company shall withhold from all payments to the Employee hereunder all amounts required to be withheld under applicable local, state or federal income and employment tax laws.

14.     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Employee and the Employee’s heirs and personal representatives, the Company and its successors, assigns and legal representatives. The Company will require any successors thereto (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to expressly assume and agree to perform under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

15.      Notice. Any notice, request, demand or other communication required or permitted herein will be deemed to be properly given when personally served in writing, by email or when deposited in the United States mail, postage prepaid, addressed to the Employee at the address (or email address) last appearing in the Company’s personnel records and to the Company at its headquarters with attention (or an email) to the Senior Vice President of Human Resources, with a copy to the General Counsel. Either party may change its address by written notice in accordance with this paragraph.

16.      Miscellaneous.

(a)      This Agreement shall be construed and enforced in accordance with the laws of the State of Texas (exclusive of conflict of law principles).

(b)      In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the remainder shall not be affected thereby.

(c)     This Agreement supersedes and terminates any prior employment agreement, severance agreement, or change in control severance agreement between the Company or any Affiliate thereof and the Employee; provided, however, that for clarity, the treatment of any equity awards granted by the Employee prior to his or her Termination Date shall be addressed pursuant to the terms of separate agreements between the Employee and the Company, and the plan and other related documents governing any such awards.

(d)      Headings herein are inserted for convenience and shall not affect the interpretation of any provision of the Agreement.

(e)      This Agreement may not be terminated, amended, or modified except by a written agreement executed by the Parties or their respective successors and legal representatives.

(f)      Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

17.      Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(Signature page to follow)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

WHITESTONE REIT

By:	/s/ Paul Lambert
Paul Lambert
Compensation Committee Chair

EMPLOYEE

/s/ David K. Holeman
David K. Holeman